[J1]JOHN HANCOCK FUNDS

CODE OF ETHICS FOR SENIOR FINANCIAL OFFICERS

General Principles

The Trustees of the registered investment companies (the "Funds" or each a "Fund") managed by John Hancock Advisers, LLC (the "Adviser") have adopted this code of ethics (this "Code") setting forth standards of ethics for the Chief Executive Officer, Chief Financial Officer and Treasurer (respectively, the principal executive officer, the principal financial officer and the principal accounting officer, the "Senior Financial Officers") of each Fund. All Senior Financial Officers are charged with the duty to maintain the standards set forth below.

No Code can address every situation that a Senior Financial Officer might face. As a guiding principle, Senior Financial Officers should strive to implement the spirit as well as the letter of applicable laws, rules and regulations, and to provide the type of clear and complete disclosure and information that Fund shareholders have a right to expect.

Honest and Ethical Conduct

Each Senior Financial Officer owes a duty to each Fund to act with integrity and honesty in the conduct of his or her duties and responsibilities. Each Senior Financial Officer shall comply with all applicable laws and accounting standards, while adhering to a high standard of business ethics.

Avoidance of Conflicts of Interest

Senior Financial Officers shall avoid any actual or apparent conflict of interest, direct or indirect, between personal and professional relationships. A Senior Financial Officer should not engage in personal, business or professional relationships or dealings which would impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of each Fund and its shareholders. Any relationship or dealing that would present a conflict for a Senior Financial Officer could also present a conflict if it is related to a member of his or her immediate family.

Disclosure

Senior Financial Officers have a supervisory role with respect to the financial information included in reports filed with regulatory agencies and public disclosures by each Fund, and therefore have particular responsibilities in connection with those communications.

* Each Senior Financial Officer shall familiarize himself or herself with the disclosure requirements applicable to each Fund, as well as the business and financial operations of each Fund.

* Each Senior Financial Officer shall ensure that reasonable steps are taken within his or her areas of responsibility to promote full, fair, accurate, timely and understandable disclosure in all regulatory filings, as well as when communicating with each Fund's shareholders or the general public, in accordance with applicable law.

* No Senior Financial Officer shall violate his or her responsibility to a Fund by knowingly and willfully misrepresenting, or causing others to misrepresent, facts about a Fund to others, including a Fund's independent auditors, governmental regulators or self-regulatory organizations. Compliance with Applicable Law It is each Fund's policy to comply with all applicable laws and governmental rules and regulations. It is the personal responsibility of each Senior Financial Officer to take reasonable steps to adhere to the standards and restrictions imposed by those laws, rules and regulations, including those relating to accounting and auditing matters.

Compliance Procedures

All Senior Financial Officers are responsible for ensuring that their own conduct complies with this Code. If a Senior Financial Officer is aware of any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest or which might be viewed as potentially affecting his or her performance of Fund responsibilities, the Senior Financial Officer shall notify the Fund's Chief Legal Officer of this transaction or relationship. In addition, any Senior Financial Officer who becomes aware of any existing or potential violation of this Code shall notify the Chief Legal Officer promptly, who shall conduct an appropriate investigation. The Chief Legal Officer shall report any violation of this Code to the Audit Committee of the Fund. If a Senior Financial Officer believes that his or her responsibilities as an officer or employee of the Adviser are likely to materially compromise his or her objectivity or ability to perform the duties of his or her role as an officer of the Funds, he or she should consult with the Adviser's Chief Legal Officer, the Fund's Chief Legal Officer or outside counsel, or counsel to the independent Trustees of the Funds. Under appropriate circumstances, a Senior Financial Officer should also consider whether to present the matter to the Trustees of the Funds or a committee thereof.

Anyone who violates the provisions of this Code, fails to report a known violation or refuses to cooperate in the investigation of any potential violation will be subject to disciplinary action, up to and including dismissal. Subject to applicable law, the Audit Committee may waive provisions of this Code.

Other Policies and Procedures

This Code does not supplant or supercede any other Fund, John Hancock Advisers, LLC or John Hancock Funds, LLC policy or procedure currently in effect or adopted in the future relating to conflicts of interest or business practices. Those policies and procedures are separate requirements applying to the Funds, John Hancock Advisers, LLC or John Hancock Funds, LLC associates generally, including Senior Financial Officers among others, and are not part of this Code.

The Trustees of the Funds recognize that the Senior Financial Officers are also officers or employees of the Adviser. Furthermore, the Trustees of the Funds recognize that, subject to the Adviser's fiduciary duties to the Funds, the Senior Financial Officers will in the normal course of their duties (whether formally for the Funds or for the adviser, or for both) be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Funds. The Trustees of the Funds recognize that the participation of the Senior Financial Officers in such activities is inherent in the contract relationship between the Funds and the Adviser, and is consistent with the expectation of the Trustees of the performance by the Senior Financial Officers of their duties as officers of the Funds. Each Senior Financial Officer recognizes that, as an officer of a Fund, he or she has a duty to act in the best interests of the Fund and its shareholders.

Date: May 20, 2003







Compliance 2003/compliance procedures/code of ethics for financial officer 4-03
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